CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[***]

Masterworks Gallery, LLC,
acting as duly authorized agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
Floor 29
New York
NY 10281-2699
U.S.A.

April 9th, 2024

Dear Sirs,

Banksy, *Venus*, oil on canvas, 110 x 140cm, executed in 2006 (the "Property")

This letter agreement (the "Agreement") confirms the terms under which the seller and [***] ("[***]") as the seller's agent, will sell the Property to you. References in this Agreement to "Masterworks", "you" and "your" mean Masterworks Gallery, LLC acting as duly authorized agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio (the "Principal"), jointly and severally.

1. You agree to pay to [***] a purchase price for the Property of US$3,000,000 (three million US Dollars) (inclusive of any applicable Artist's Resale Right levy) plus any applicable VAT or amount in lieu of VAT (the "Purchase Price") in US Dollars, by wire transfer to the following account: in US Dollars, by wire transfer to the following account: [***], Account Number [***], Swift Code [***], IBAN [***], Account Name [***], within ninety (90) calendar days of signature of this Agreement by you.

2. Title to the Property will pass and the Property will only be released to you upon receipt by [***] of the Purchase Price in full as cleared funds. You have instructed [***] to arrange for the packing and shipment of the Property to an address in Delaware to be confirmed by you. [***] agrees to bear the cost of such shipment and you agree to bear the cost of any applicable import taxes or duties. Prior to payment of the Purchase Price, [***] agrees to maintain full coverage for the Property against loss or damage at its cost, and ensure an appropriate storage environment consistent with professional fine art standards for the Property from the date of this Agreement until the Property is packed and shipped. Risk of loss or damage to the Property will pass to you, and you shall be solely responsible for care and insurance of the Property, upon its release to the shippers at [***].

3. (a) [***] guarantees to you for a period of five (5) years from the date of the payment of the Purchase Price in full and in cleared funds for the Property in full as cleared funds that the Property is solely by Banksy. Subject to Masterworks standard business practices in the securitization of art as set forth in Clause 3(d), this guarantee is not assignable and is only applicable to you and not to any subsequent owner or owners who acquire an interest in the Property. In the event the Property is determined by [***] not to be by Banksy, then your sole remedy, to the exclusion of any other remedy available to you by law or otherwise, shall be the refund of the Purchase Price in exchange for the Property which must be returned to [***] in substantially the same condition as when sold to you.

(b) [***] has obtained the following warranties from the Seller for the benefit of [***] and the buyer of the Property:

(i) the Seller is the sole owner of the Property, and is able to and shall transfer possession and good and marketable title to the Property to you free from any third party rights or claims or potential claims including, without limitation, any claims which may be made by governments or governmental agencies;

(ii) the Seller has provided [***] with all information the Seller has concerning the provenance, condition

and restoration of the Property and has notified [***] in writing of any concerns expressed by third parties in relation to the ownership, authenticity, attribution, or export or import of the Property;

(iii) where the Property has been moved to the United Kingdom from outside the United Kingdom, the Property has been lawfully imported into the United Kingdom; the Property has been lawfully exported as required by the laws of any country in which it was located; required declarations upon the export and import of the Property have been properly made and any duties and taxes on the export and import of the Property have been paid;

(iv) the Property consigned is not connected with, nor has any link to, nor is derived from any criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity, and the Seller is neither under investigation, nor has the Seller been charged with or convicted of without limitation, tax evasion, money laundering, terrorist activities or other criminal activity; and

(v) the Seller undertakes that none of the net sale proceeds will be transferred to or used for the benefit of any Sanctioned Person(s), nor will any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person nor owned (or partly owned) or controlled by a Sanctioned Person, unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

The Seller has agreed to indemnify [***] and the buyer against any loss or damage resulting from any breach or alleged breach of any of the above warranties of the Seller. The Seller's representations, warranties and indemnity will survive completion of the sale of the Property.

(c) Subject to the guarantee and representations in Clauses 3(a) and 3(b), you agree that the Property is sold to you "**as is**" and [***] and the seller make no representations or warranties with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exportability, exhibitions, literature or historical relevance of the Property and no statement anywhere, whether oral or in writing, shall be deemed such a representation or warranty. The absolute limit of [***] liability and responsibility to you hereunder shall under no circumstances exceed the Purchase Price actually paid, and [***] shall not be responsible for any special, incidental or consequential damages.

(d) For the avoidance of doubt, the parties acknowledge that Masterworks' standard business practices in securitization of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations, warranties, guarantees or obligations under this Agreement.

4. (a) You hereby warrant to [***] that:

(i) you are not subject to trade sanctions, embargoes or any other restriction on trade (A) in the jurisdiction in which you do business and (B) that are administered and enforced by the United States, European Union, United Kingdom, United Nations Security Council or other relevant sanctions authority, and are not owned (nor partly owned) or controlled by such sanctioned person(s) (collectively, "Sanctioned Person(s)");

(ii) you are not a Sanctioned Person(s) nor owned (or partly owned) or controlled by Sanctioned Person(s);

(iii) the funds used for purchase and settlement of the Property are not connected with, nor have any link to any criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity and that the arrangements between Masterworks Gallery, LLC and the Principal or otherwise do not, in whole or in part facilitate tax crimes;

(iv) the Property purchased by Masterworks Gallery, LLC or the Principal is not being purchased for the purposes of, or being used in any way connected with, or to facilitate breaches of any applicable tax, anti money laundering or anti-terrorism laws or regulations; and

(v) none of the funds used for purchase and settlement will be funded by any Sanctioned Person(s), nor will

any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person(s) nor owned (or partly owned) or controlled by a Sanctioned Person(s), unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

(b) Masterworks Gallery, LLC, acting in its own capacity, hereby warrants to [***] that:

(i) Masterworks Gallery, LLC is duly authorized to act as agent for the Principal, to execute this Agreement on the Principal's behalf and to take all necessary decisions and actions in order to the transactions contemplated by this Agreement and agree to assume all obligations and liabilities hereunder to the same extent as if Masterworks Gallery, LLC was acting as principal;

(ii) the Principal has expressly authorised any commissions payable to [***] and Masterworks Gallery, LLC, respectively, on the purchase of the Property; and

(iii) Masterworks Gallery, LLC has disclosed to [***] the identity of the Principal and will provide to [***], upon request, verification of identity and any additional information required to comply with [***] Know Your Client ("KYC") requirements and/or with the applicable law with respect to Masterworks Gallery, LLC and the Principal. If Masterworks Gallery, LLC fails to satisfy [***] KYC requirements, [***] shall be entitled either not to complete or to cancel the sale of Property, as appropriate.

5. Masterworks Gallery, LLC hereby undertakes and warrants that none of the funds used for purchase and settlement will be funded by any Sanctioned Person(s), nor will any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person(s) nor owned (or partly owned) or controlled by a Sanctioned Person(s), unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

6. [***] reserves the right to seek identification of the source of funds received, and to make enquiries about any person transacting with [***]. If [***] has not completed its enquiries in respect of anti-money laundering, anti-terrorist financing or other checks as it considers appropriate concerning you or the seller to [***] satisfaction at its discretion, [***] shall be entitled either not to complete or to cancel the sale of the Property, as appropriate, and to take any further action required or permitted under applicable law without any liability to you.

7. [***] shall not be liable for any delay in meeting nor failure to meet its obligations under this Agreement and may terminate its obligations under this Agreement to sell the Property to you as a result of circumstances beyond its reasonable control or which make such performance impracticable, including, but not limited to, due to any outbreak of disease, public health emergency, quarantine, epidemic, pandemic, or other condition that threatens the life, health, or safety of [***] personnel, vendors, or clients as determined by [***] in its reasonable discretion.

8. In the event that [***] is unable to complete or cancels the sale under the provisions of Clause 6 or 7 above, to the extent permissible under applicable law, [***] shall provide a written justification for such reason and shall return any amount of the Purchase Price previously paid.

9. This Agreement shall be governed by and construed and enforced in accordance with English law. In the event of a dispute arising out of or in connection with this Agreement (including any non-contractual dispute), the parties agree to submit to the exclusive jurisdiction of the Courts of England and Wales. You irrevocably consent to service of process or any other documents in connection with proceedings in the Courts of England and Wales by personal service, delivery by mail or delivery by email at your last address known to [***] or any other usual address, or in any other manner permitted by English law, or by the law of the place of service.

10. This Agreement shall be binding upon you and your heirs, executors, beneficiaries, successors and assigns. Neither you nor [***] may assign this Agreement without the prior written consent of the other party hereto, except that [***] may assign this Agreement to any of its related or affiliated entities without your prior

consent. Neither you nor [***] may amend or supplement any provision of this Agreement other than in writing and signed by each of the parties hereto. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings, written or oral, with respect thereto.

11. [***] will hold and process your personal information and may share it with another [***] company for use as described in, and in line with, [***] Privacy Policy published on [***] website at [***] or available on request by email to [***].

Please would you sign both originals of this Agreement where marked below, to confirm your agreement with its terms and return one copy to [***].

Acknowledged and agreed:

____

[***], acting on its own behalf and in its capacity as duly authorized agent for and on behalf of the owner of the Property

Date:___________________________

Signed:_______________________________

Name: _______________________________

Duly authorised for and on behalf of Masterworks Gallery, LLC, acting on its own behalf and as agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio
Date:_______________________________